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                                                                    EXHIBIT 10.5

                             TAX SHARING AGREEMENT

          This TAX SHARING AGREEMENT (the "Agreement"), dated as of June __, 1998, is by and between The Walt Disney Company, a Delaware corporation ("TWDC"), and Infoseek Corporation, a Deleware corporation ("Holding Company").

                                  WITNESSETH:

          WHEREAS, upon the consummation of the transactions described in the Agreement and Plan of Reorganization, dated as of June __, 1998 (the "Closing"), Disney Enterprises, Inc., a wholly-owned subsidiary of TWDC, will own approximately forty-three percent (43%) of the issued and outstanding shares of Holding Company common stock;

          WHEREAS, following the Closing, one or more members of each of a TWDC Separate Group (as hereinafter defined) and a Holding Company Group (as hereinafter defined) may become members of one or more consolidated, combined or unitary groups ("Consolidated Groups"), which, at TWDC's option, may (or, if otherwise required by law, will) file one or more consolidated, combined and/or unitary Tax returns ("Consolidated Returns"); and

          WHEREAS, it is the intent and desire of the parties hereto that a method be established for reimbursing TWDC (or any other entity designated by TWDC) for the Tax liability allocated to Holding Company pursuant to Section 4 of this Agreement.

          NOW THEREFORE, in consideration of the promises, covenants and agreements contained herein, the parties hereto agree as follows:
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     1.   DEFINITIONS.

          "Holding Company Group" means, with respect to any Consolidated Return, Holding Company and all member corporations in which Holding Company directly or indirectly (including through any other entity) owns stock and which are included in such Consolidated Return.

          "TWDC Group" means, with respect to any Consolidated Return, TWDC and/or any member corporation in which TWDC directly or indirectly (including through any other entity) owns stock and which are included in such Consolidated Return.

          "TWDC Separate Group" means, with respect to any Consolidated Return, all members of the relevant TWDC Group that are included in such Consolidated Return and that are not also members of any Holding Company Group.

          "Tax" means any form of taxation, whenever created or imposed, and whenever imposed by a national, municipal, governmental, state, federal, foreign, or other body (a "Taxing Authority"), and without limiting the generality of the foregoing, shall include any net income, alternative or add-on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, or other tax, government fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amount imposed by any such Taxing Authority.

          "Tax Attribute" means any net operating loss, net capital loss, excess charitable contribution, foreign Tax credit, investment Tax credit or other similar item.

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     2.   FILING OF CONSOLIDATED RETURNS. At TWDC's option, TWDC (or any other corporation in which TWDC directly or indirectly owns stock) may file, and Holding Company agrees to join (and, at the direction of TWDC, to cause any and all members of any Holding Company Group to join) in any such filing of a Consolidated Return for any taxable year (or portion thereof) for which such corporations are permitted or required to file a Consolidated Return.

     3. COOPERATION ON CONSOLIDATED RETURN MATTERS. Holding Company (on behalf of itself and all members of any Holding Company Group) hereby designates TWDC (or TWDC's designee) as its agent for the purpose of taking any and all action necessary or incidental to the filing of all Consolidated Returns. Holding Company agrees to furnish TWDC with any and all information (including, without limitation, the Holding Company Group's pro-forma consolidated tax returns with supporting separate company pro-forma tax returns), in the manner and format requested by TWDC, with respect to any Holding Company Group in order to carry out the provisions of this Agreement; to cooperate with TWDC in any Tax return or consent contemplated by this Agreement; to take such action with respect to Taxes and such Tax returns as TWDC may request, including, without limitation, the filing of all elections and the filing of all requests for the extension of time within which to file and/or audit or challenge Tax returns; to cooperate in connection with any audit or refund claim; and to undertake all of the foregoing obligations on a timely basis as requested by TWDC. TWDC (or its designee) shall control the preparation and filing of all Consolidated Returns and all audits, investigations, actions or proceedings with respect to any matter relating to any Consolidated Return.

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     4.   APPORTIONMENT OF TAXES.  For each taxable period (or portion thereof) for which a Consolidated Return is filed pursuant to this Agreement, Holding Company shall be allocated (on behalf of the Holding Company Group) a Tax liability equal to the Tax liability that would be imposed if the members of the Holding Company Group that are included in such Consolidated Return had filed such a Consolidated Return including solely those members of the Holding Company Group and/or had filed separate returns, as the case may be, for all relevant periods; PROVIDED, HOWEVER, that the computation of such allocation shall be consistent with any positions taken or elections, adjustments or amendments made by Holding Company in determining its Tax liability, which positions, elections, adjustments and amendments must be properly supportable by applicable law.

    5. PAYMENT OF TAXES. For each taxable period (or portion thereof) for which a Consolidated Return is filed pursuant to this Agreement, TWDC shall prepare or cause to be prepared the Consolidated Returns of the TWDC Group and shall pay all Taxes reported on each such Consolidated Return to the relevant Taxing Authority. At least five (5) business days prior to the due date of any payment any member of the TWDC Group is required to make to any Taxing Authority of any Taxes due with respect to any Consolidated Return (including, without limitation, estimated Tax payments, extension Tax payments and Tax payments due with a Consolidated Return), Holding Company shall pay to TWDC (or any other entity designated by TWDC) the amount determined under Section 4 of this Agreement with respect to such Consolidated Return (unless TWDC directs in writing to Holding Company that Holding Company shall make such payment directly to any Taxing Authority, in which event Holding Company shall comply with such request within two (2) business days). In no event shall TWDC or any

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other entity be required to make any payment to Holding Company hereunder based on (a) the allocation of a negative Tax liability to Holding Company under
Section 4 or (b) the use of any Tax Attribute of any Holding Company Group by any TWDC Separate Group until or unless Holding Company demonstrates that (i) such member of the Holding Company Group that generated the attribute has ceased to be a member of a TWDC Group and (ii) such member could have used that attribute to reduce its Tax liability on a stand-alone basis under applicable law at that time.

     6.   SUBSEQUENT ADJUSTMENTS. If for any taxable period (or portion thereof)
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for which a Consolidated Return is filed pursuant to this Agreement, the Tax liability (or any component thereof) as reported on such Consolidated Return is adjusted, including, without limitation, by means of an amended return, a claim for refund, notification of audit changes, or an audit by the relevant Taxing Authority, then the liabilities of the TWDC Separate Group, the TWDC Group and the Holding Company Group shall be recomputed under the relevant sections of this Agreement to give effect to those adjustments as if such adjustments had been part of the original determination of the consolidated income Tax liability. In the case of a refund payable to a member of the TWDC Separate Group or the Holding Company Group, TWDC (or any other entity designated by TWDC) or Holding Company, as the case may be, shall make payment to the other of such group's share of the refund within five (5) business days after the refund is received by such group. In the case of an increase in Tax liability, Holding Company shall pay to TWDC (or any other entity designated by TWDC) its share of such increased Tax liability at least five (5) business days prior to the date on which the relevant TWDC Group member would expect to pay such Tax liability to the relevant Taxing Authority.

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If any interest is to be paid as a result of any Tax deficiency with respect to a Consolidated Return, that interest shall be allocated to each of the TWDC Separate Group and the Holding Company Group in the ratio that each such group's positive change in Tax liability bears to the total change in the Tax liability, but not to exceed the amount of the interest to be paid to the relevant Taxing Authority. If any interest is to be received as a result of any Tax refund with respect to a Consolidated Return, that interest shall be allocated to each of the TWDC Separate Group and the Holding Company Group in the ratio that each such group's negative change in Tax liability bears to the total change in the Tax liability, but not to exceed the amount of the interest to be received from the relevant Taxing Authority. If any penalty is to be paid with respect to a Consolidated Return as a result of any Tax deficiency, that penalty shall be allocated to the TWDC Separate Group or the Holding Company Group, as the case may be, whose income resulted in the imposition of such penalty.

     7. OTHER TAX ITEMS AND PRINCIPLES. This Agreement shall not apply with respect to the carryback of any Tax Attribute generated by a corporation that ceases to be a member of the Holding Company Group and attributable to a taxable year beginning after the date hereof in which such member is no longer a member of the relevant TWDC Group. All computations of payments between members of the Holding Company Group and the TWDC Separate Group hereunder shall (i) be made by TWDC, and (ii) be adjusted to take into account any corresponding federal Tax benefit or Tax detriment (whether or not a federal Consolidated Return is filed). Interest shall be imposed upon any late payment hereunder at the rate prescribed by Section 6621(a)(2) of the Internal Revenue Code of 1986, as amended. Holding Company shall provide all Tax returns of

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or including any member of the Holding Company Group for TWDC's review and comment at least fifteen days prior to filing.

     8.   FEES AND EXPENSES.    All fees and expenses (including, without
limitation, allocation of internal overhead costs) associated with administering this Agreement (including, without limitation, preparing and filing such Tax returns and addressing audit and controversy matters as are described herein) shall be shared proportionately by TWDC (or any other entity designated by TWDC) taking into account other relevant members of the TWDC Group and Holding Company.

     9. DISPUTES. Any dispute concerning the interpretation of a Section or an amount of payment due under this Agreement shall be resolved by a mutually selected and jointly engaged independent nationally recognized accounting firm, the fees and expenses of which to be shared equally by the parties, whose judgement shall be conclusive and binding on the parties.

     10. SUCCESSORS. Unless otherwise provided herein, a party's rights and obligations under this Agreement may not be assigned without the prior written consent of the other party to this Agreement. This Agreement shall be binding upon and inure to the benefit of any successor to any party hereto.

     11. EXCLUSIVE AGREEMENT. This Agreement embodies the entire understanding among the parties as to the subject matter hereof, and no change or modification may be made except in writing by each of the parties.

     12. WAIVERS. The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

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     13.  COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     14. CHOICE OF LAW; HEADINGS. This Agreement shall be governed by the internal laws of the State of California. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     15.  SEVERABILITY.    Any term or provision of this Agreement which is
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                    INFOSEEK CORPORATION, a Deleware
                                    corporation


                                    By: ___________________________________
                                        Name:
                                        Title:


                                    THE WALT DISNEY COMPANY, a Delaware
                                    corporation


                                    By: ___________________________________
                                        Name:
                                        Title:

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